EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated this 18th day of February, 2011 is made and entered into by and between CFS BANCORP, INC. (the “Company”), an Indiana corporation, CITIZENS FINANCIAL BANK (the “Bank”), a federally-chartered savings association, and JERRY A. WEBERLING (the “Executive”), a resident of the State of Illinois

WITNESSETH:

WHEREAS, the Executive is presently employed as the Executive Vice President and Chief Financial Officer of the Company and the Bank (together, the “Employers”);

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business and senior management of the Employers, and the Executive desires to continue to actively participate in the business and senior management of the Employers;

WHEREAS, the Company and the Executive and the Bank and the Executive are currently parties to an existing Change in Control Agreement, and the Company, the Bank and the Executive desire to terminate such other agreement and specify in this Agreement the employment arrangement between the Company, the Bank and the Executive, as well as certain restrictions, covenants, agreements and severance payments of the Company, the Bank and/or the Executive.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements herein contained, the continued employment of the Executive by the Company and the Bank and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1)	Definitions.

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

a)
Average Annual Compensation.  The Executive’s “Average Annual Compensation” shall mean the average of the Base Salary, non-equity incentive plan bonuses, vested amounts allocated to the Executive under the ESOP, the Company’s vested matching contributions made to the Executive’s account under the Company’s 401(k) plan and vested awards of restricted common stock for the three (3) completed Company fiscal years preceding the Executive’s Date of Termination; provided, however, that if the Executive has been employed by the Employers for less than three (3) fiscal years, then the Average Annual Compensation shall instead be calculated based upon the number of completed Company fiscal years that the Executive has been employed by the Employers.

b)	Base Salary. “Base Salary” shall have the meaning set forth in Section 4(a) hereof.

c)	Cause. Termination of the Executive’s employment for “Cause” means termination by the Company or the Bank because of any of the following by the Executive:

i)	any incompetence or intentional failure by the Executive in performing his services or carrying out his duties and responsibilities under this Agreement; or

ii)	any dishonesty, fraud, theft or embezzlement by the Executive; or

iii)	any breach of fiduciary duty or willful misconduct involving personal profit by the Executive; or

iv)
any willful or knowing violation by the Executive of any law, statute, rule, regulation or government requirement (other than traffic violations or similar offenses) or any final cease and desist order involving the Executive; or

v)
any material and intentional noncompliance by the Executive with any provision of any employee handbook, code of conduct or ethics, corporate governance guidelines or any rule, policy or procedure of either of the Employers as are currently in effect or as may hereafter be in effect from time to time; or

vi)	any material breach by the Executive of any provision of this Agreement.

d)
Change in Control.  “Change in Control” means the occurrence subsequent to the date of this Agreement of any of the following relating to the Company or the Bank: (i) an acquisition of control of the Company or the Bank within the meaning of the Home Owners’ Loan Act of 1933 and 12 C.F.R. 574, as amended; (ii) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities and Exchange Act of 1934 Act, as amended (“1934 Act”), or any successor statute, whether or not any class of securities of the Company is registered under the 1934 Act; (iii) any Person or group of Persons is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of either the Company or the Bank representing 25% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities; or (iv) during any period of thirty-six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company or the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period and, in such case, each new director so approved will be considered for purposes of this section to have been a director at the beginning of such period.

For purposes of the definition of “Change in Control,” (A) a Person or group of Persons does not include the CFS Bancorp, Inc. 401(K) Retirement Plan Trust, into which the assets of the CFS Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) were merged effective January 1, 2011, any other employee benefit plan of the Company or the Bank, or any subsidiary or affiliate of the Company or the Bank, and (B) the outstanding securities of the Company shall include all shares of common stock held under any such plan, whether allocated or unallocated to the accounts of participants thereunder.

e)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

f)
Date of Termination.  “Date of Termination” shall mean (i) the Executive’s last day of employment with the Employers as specified in a Notice of Termination, (except in the case of death), and (ii) if the Executive dies during his employment hereunder, the date of his death.

g)
Disability.  Termination by the Employers of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment, incapacity or condition of the Executive such that the Executive is substantially limited, with or without accommodation, in being able to perform the essential functions of his duties and responsibilities under this Agreement (as reasonably determined by either of the Employers) for at least sixty (60) days (whether consecutive or non-consecutive days) during any twelve (12) month period.  A Disability may, but is not required to, be evidenced by a signed, written opinion of an independent, qualified medical doctor selected by the Board of Directors or the Chairman of the Board of either of the Employers and paid for by either of the Employers.  The Executive hereby agrees to make himself promptly available for examination by such medical doctor upon reasonable request by the Board of Directors or the Chairman of the Board of either of the Employers and consents to provide promptly the results of such examination and any diagnosis to both of the Employers.  Nothing in this Section is intended to be in violation of the Americans with Disabilities Act.

h)	Executive Officers. “Executive Officers” shall mean those employees of the Bank who hold the title of Senior Vice President or above.

i)
Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive concurrently with, or within two (2) years immediately following, a Change in Control of the Company or the Bank based on the occurrence of any of the following:

(i)
a material reduction by either of the Employers, without the Executive’s written consent, in the Executive’s duties, responsibilities or authority at the Bank concurrently with, or during the two (2) year period immediately following, a Change in Control as compared to that in effect on the day immediately preceding the Change in Control; provided, however, that a temporary reduction in the Executive’s duties, responsibilities or authority during any period that the Executive is on vacation, using paid time off or on leave of absence in accordance with the policies and procedures of the Employers shall not constitute a diminution of his duties, responsibilities and authority; and provided further, however, that layoffs or terminations following a Change in Control of employees who directly report to the Executive shall not constitute a diminution of his duties, responsibilities and authority; or

(ii)
a material diminution by the either of the Employers, without the Executive’s written consent, in the Executive’s job titles of Executive Vice President and Chief Financial Officer concurrently with, or during the two (2) year period immediately following, a Change in Control; or

(iii)
a material reduction by either of the Employers, without the Executive’s written consent, in any of the components (actual or projected) included in his Average Annual Compensation concurrently with, or during the two (2) year period immediately following, a Change in Control as compared to the components of his Average Annual Compensation in the fiscal year immediately preceding the Change in Control; provided, however, that any reduction by the Employers in any such components following a Change in Control shall not constitute Good Reason so long as a majority of all Executive Officers shall also receive a reduction in the same components of Average Annual Compensation as part of across-the-board compensation reductions at the Bank and, further, so long as the percentage reduction in any of the Executive’s components of Average Annual Compensation shall not be greater than the average of the percentage reductions in the same components for all other Executive Officers as a group;

(iv)
a requirement by either of the Employers, without the Executive’s written consent, that the Executive perform his principal job duties and responsibilities concurrently with, or during the two (2) year period immediately following, a Change in Control at a location that is more than thirty (30) miles from the location at which the Executive performs his principal job duties and responsibilities on the day immediately preceding the Change in Control; or

(v)
any failure by either of the Employers to obtain the express written assumption of this Agreement, and the obligations hereunder, by the successors to the Company and the Bank concurrently with a Change in Control.

The Executive must notify the Employers in writing within sixty (60) days of the initial existence of the circumstances giving rise to a termination of the Executive’s employment hereunder for Good Reason.  The applicable Employer shall then have thirty (30) days following the effectiveness of such notice during which it may cure such circumstances and, if so cured, shall not be required to make any severance payments pursuant to Section 6(d) hereof.

j)	IRS. “IRS” means the Internal Revenue Service.

k)	Key Employee. “Key Employee” means an employee who is:

i)	An officer of the Company or the Bank having annual compensation greater than 150,000; or

ii)	A beneficial owner of 5% or more of the outstanding securities of the Company; or

iii)	A beneficial owner of 1% or more of the outstanding securities of the Company and who has an annual compensation from the Company greater than $150,000.

For purposes of determining who is an officer for purposes of this paragraph (j), no more than 50 employees (or, if lesser, the greater of three or 10% of the employees) shall be treated as officers, and those categories of employees listed in Code Section 414(q)(5) shall be excluded.  The $150,000 amount in paragraph (k) shall be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.

l)
Notice of Termination.  Any purported termination of the Executive’s employment by the either or both of the Employers for any reason, including without limitation with or without Cause or upon the occurrence of a Disability, or by the Executive for any reason, including without limitation with or without Good Reason or upon Retirement, shall be communicated by written “Notice of Termination” to the other parties hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than 30 nor more than ninety 90 days after such Notice of Termination is given, except in the case of the Company’s or the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

m)
Retirement.  “Retirement” means voluntary termination of employment with the Company and Bank by the Executive after he has attained age 55 and completed at least five full years of active service with the Company or Bank.

n)
Separation from Service.  “Separation from Service” means the date of the Executive’s death or Retirement or the date on which the Executive otherwise experiences a Termination of Employment (as defined below) from the Company and the Bank; provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence approved by the Employers if the period of such leave does not exceed six months or, if the leave is for a longer period, so long as the Executive’s right to reemployment with the Company or the Bank is provided either by statute or by contract.  For purposes of this paragraph (n), a leave of absence constitutes a bona fide leave of absence by the Employers only if there is a reasonable expectation that the Executive will return to perform services for the Company or the Bank.  If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there shall be a Separation from Service on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to a Disability that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Executive to be unable to render the services or carry out the duties and responsibilities set forth in this Agreement, then a 29-month period of absence may be substituted for such six-month period.  For purposes of this paragraph (n), the Executive shall be considered to have incurred a “Termination of Employment” when he incurs a termination of employment under any of the circumstances described in Treasury Regulation 1.409A-1(h)(ii).

o)
Specified Employee.  “Specified Employee” means an employee who is a “Key Employee” if the Company’s stock is publicly traded on an established securities market.  An employee shall be a Specified Employee for the twelve-month period beginning on the April 1 following any calendar year in which the employee is a Key Employee.

p)
Person.  “Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability company, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

2)	Duties and Responsibilities; Term of Employment.

a)
The Company and the Bank each hereby employs the Executive as its Executive Vice President and Chief Financial Officer, and the Executive hereby accepts such employment and agrees to render such services to, and carry out such duties and responsibilities for, the Employers, on the terms and conditions set forth in this Agreement.  During the term of this Agreement, the Executive shall render such executive services and carry out such duties and responsibilities consistent with his titles and as may be set forth from time to time in the By-Laws of the Company and the Bank and/or as may be assigned to him from time to time by the Board of Directors or the Chief Executive Officer of the Employers.  The Executive shall devote all of his working time, attention, energies and skills to his duties and responsibilities under this Agreement and to the furtherance of the business and interests of the Employers and their subsidiaries or affiliates; provided, however, that the Executive shall be permitted to manage his own personal investments so long as such investment activities do not affect the Executive’s performance of his duties and responsibilities under this Agreement and do not adversely affect the reputation of either of the Employers; and provided further, however, that the Executive shall be permitted to engage in civic and charitable activities and to serve on boards of directors of other for-profit and non-profit entities so long as such civic and charitable activities and board positions do not affect the Executive’s performance of his duties and responsibilities under this Agreement, do not adversely affect the reputation of the Employers and have been approved in advance by the Board of Directors (or a committee thereof) or by the Chairman of the Board of either the Company or the Bank.

b)
The initial term of this Agreement shall be a period of twenty-four (24) months commencing as of the date hereof (the “Commencement Date”), subject to earlier termination as provided herein.  Within sixty (60) days prior to prior to December 23, 2011 and within sixty (60) days prior to each subsequent one year anniversary thereafter, the Boards of Directors of the Employers shall review this Agreement and determine whether the term of this Agreement shall be extended for a period of twelve (12) months in addition to the then-remaining term, provided that the Employers have not given notice to the Executive in writing of either the earlier termination of his employment or the Board’s determination not to extend this Agreement.  The Boards of Directors of the Employers shall promptly notify the Executive in writing as to whether it has determined to extend further the term of this Agreement. If the Boards of Directors of the Employers determine not to extend the term of this Agreement, then this Agreement shall terminate and be of no further force or effect (except as expressly provided herein) upon the expiration of the then-remaining term and no additional review of this Agreement by the Boards of Directors shall be required.  Reference herein to the term of this Agreement shall refer to both such initial term and any extended terms.  As part of the review by the Boards of Directors of the Employers on at least an annual basis whether to permit extensions of the term of this Agreement, the Board shall consider all relevant factors, including without limitation the Executive’s performance hereunder and the input of the Chief Executive Officer and the Compensation Committee of the Employers, and shall determine whether to provide notice to the Executive that the term of this Agreement shall not be further extended.

The Executive further agrees to serve without additional compensation as a director of the Company and the Bank (if so elected or appointed) and as an officer and/or director of any of the Company’s or the Bank’s subsidiaries or affiliates, as may determined by the Boards of Directors of the Employers.  In addition, it is agreed that the Executive may be assigned to any of the subsidiaries of the Company for payroll purposes.

3)	Loyalty, Confidentiality and Non-Competition.

a)
The Executive shall devote his full time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement.  During the term of this Agreement, the Executive shall not, at any time or place and wherever located, directly or indirectly engage in any business or activity in competition with the business, affairs or interests of the Employers or any of their subsidiaries or affiliates.

b)
During his employment and for a period of eighteen (18) months following the Date of Termination relating to a termination by the Employers of the Executive’s employment hereunder for Cause or a Disability or a termination by the Executive of his employment hereunder upon Retirement or without Good Reason, the Executive shall not, at any time, directly or indirectly engage in any business or activity in competition with the business, affairs or interests of the Employers or any of their subsidiaries or affiliates within a thirty (30) mile radius from any present or future office of either of the Employers or any of their subsidiaries or affiliates.

c)
For purposes of this Agreement, directly or indirectly engaging in any business or activity in competition with the business, affairs or interests of the Employers or any of their subsidiaries or affiliates includes, but is not limited to, serving or acting as an owner, investor, partner, member, agent, beneficiary, employee, officer, director, consultant, advisor or independent contractor of or to any bank holding company, savings and loan holding company, bank, savings and loan association, credit union, thrift, savings bank, financial services provider or similar entity or any Person engaged in any banking, lending, wealth management, private banking, financial services or any other business, operation or activity in which either of the Employers or any of their subsidiaries or affiliates is engaged or is actively developing or pursuing on the Date of Termination or has engaged or actively developed or pursued at any time during the one (1) year period preceding the Date of Termination; except that nothing herein contained shall be deemed to prevent or limit the right of the Executive to invest any of his funds in the capital stock or other securities of any such Person whose stock or securities are publicly owned or are regularly traded on any national securities exchange so long as the Executive is not the beneficial owner of more than 1% of the outstanding capital stock or securities of such Person, nor shall anything herein contained be deemed to prevent or limit the right of the Executive to invest any of his funds in real estate.

d)
All information relating to any business of the Employers or any of their subsidiaries or affiliates including, but not limited to, all business obtained or serviced by the Executive, and all customer lists, customer information, contact lists, asset, liability, loan, deposit and investment information, financial records or information, instruments, documents, papers, and other material used in connection with, and all trade secrets, estimates, projections, goals, strategies, techniques relating to, such business, shall be the exclusive property of the Employers or one of their subsidiaries or affiliates, as applicable.  The Executive shall maintain the confidentiality of all such information and material that is confidential, proprietary or not publicly available (other than through a breach of this Agreement by the Executive or any other impermissible disclosure); none of it shall be copied, reproduced, duplicated, disclosed, taken or used without the express written permission of the Board of Directors or the Chairman of the Board of the Employers (other than in connection with the performance of the Executive’s services hereunder), and the Executive shall return all such information and materials to the Employers upon their request or upon termination of employment.  The Executive also agrees that he shall not utilize such information or materials, either directly or indirectly, for any purposes except rendering his services and carrying out his duties and responsibilities hereunder and in furtherance of the Employers’ business, unless otherwise expressly authorized in writing in advance by the Board of Directors or the Chairman of the Board of the Employers.

e)
The Executive agrees that, during his employment, and for a period of eighteen (18) months following the Date of Termination (whether the Executive’s employment hereunder is terminated by the Employers or by the Executive and whether for any reason or for no reason), the Executive:

i)
shall not solicit in any manner, seek to obtain, service or accept any business or relationship from any of the Employers’ customers or clients for the benefit of anyone other than the Employers or their subsidiaries or affiliates;

ii)	shall not divulge the names of any of the Employers’ customers or clients to any other Person;

iii)
shall not contact, or conduct, authorize or approve any advertisement or communication to, any of the Employers’ customers or clients (A) for purposes of announcing his employment or affiliation with another Person, or (B) in connection with directly or indirectly engaging in any business or activity in competition with the business, affairs or interests of the Employers or any of their subsidiaries or affiliates; and

iv)	shall not, either directly or indirectly, induce or solicit any person to leave the employment of either of the Employers.

For purposes of this Agreement the term “Employers’ customers or clients” (whether through a deposit, loan, trust, cash management, wealth management, private banking, investment, brokerage, insurance or other relationship) as used in this Section shall mean (A) during the Executive’s employment, all customers or clients of either of the Employers or any of their subsidiaries or affiliates, and (B) during the period of eighteen (18) months following the Date of Termination, (I) all customers or clients of either of the Employers or any of their subsidiaries or affiliates as of the Date of Termination, (II) all Persons who were customers or clients of either of the Employers or any of their subsidiaries or affiliates within the twelve month period prior to the Date of Termination, and (III) all Persons who were being actively pursued to become customers or clients of either of the Employers or any of their subsidiaries or affiliates within the twelve month period prior to the Date of Termination.

f)
The provisions of this Section 3 shall be construed independent of any other provision of this Agreement and shall survive any termination of this Agreement.  The existence of any claim or cause of action of the Executive against either of the Employers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either of the Employers of this Section 3.

g)
The restrictions and covenants contained in this Section shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the full periods specified herein.  The Employers and the

Executive understand, acknowledge and agree that the restrictions and covenants contained in this Section 3 are reasonable in view of the Executive’s positions at the Employers and their subsidiaries and affiliates, the competitive and confidential nature of the information of which the Executive has or will have knowledge and the competitive nature of the business in which the Employers and their subsidiaries and affiliates are or may be engaged.

4)	Compensation and Benefits.

a)
For all of his services rendered during the term of this Agreement to the Employers and their subsidiaries and affiliates, the Executive shall be paid an aggregate minimum base salary of $220,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors (or a committee thereof) of the Employers, with the input of the Chief Executive Officer of the Employers, and may not be decreased without the Executive’s express written consent; provided, however, that notwithstanding the foregoing or anything in this Agreement to the contrary, the Executive understands, acknowledges and agrees that the Employers may from time to time (in their sole discretion and without such action requiring the prior consent of the Executive or constituting a breach of this Agreement by the Employers) reduce the Base Salary, but only so long as a majority of all Executive Officers shall also receive a reduction in their respective annual base salaries as part of across-the-board salary reductions at the Bank and, further, so long as the percentage reduction in the Executive’s Base Salary shall not be greater than the average of the percentage reductions in the annual base salaries of all other Executive Officers as a group.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments and incentive compensation awards as may be determined by the Board of Directors (or a committee thereof) of either of the Employers.

b)
During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any group health, medical, disability and life insurance plans or policies and any pension, retirement, profit sharing, equity based compensation, incentive compensation, employee stock ownership and other similar plans made available to employees and Executive Officers, to the extent commensurate with his position with the Employers, in accordance with the terms of the applicable plans (including, but not limited to, the cost to and eligibility of the Executive associated with participation in such plans) and as fixed by the Boards of Directors of the Employers or a committee thereof.  The Company shall not make any changes in such plans which would adversely affect the Executive’s rights or benefits thereunder, unless such change is applicable to all Executive Officers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with the other Executive Officers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Executive’s Base Salary.  Notwithstanding the foregoing or anything in this Agreement to the contrary, the Executive understands, acknowledges and agrees that the Employers may from time to time, in their sole discretion, amend, modify, replace, freeze, suspend or terminate any or all of the group health, medical, disability and life insurance plans or policies and any or all pension, retirement, profit sharing, equity based compensation, incentive compensation, employee stock ownership, perquisite or other plans, benefits and privileges given to employees and Executive Officers, as well as any other rules, policies or procedures applicable to Executive Officers, but only so long as any such actions apply to all such Executive Officers (unless otherwise required by applicable law) and do not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with the other Executive Officers.

c)
During the term of this Agreement, the Executive shall be entitled to paid time off for vacation and other matters in accordance with the policies as established from time to time by the Boards of Directors of the Employers.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors (or a committee thereof) or the Chief Executive Officer of the applicable Employer.

d)
In the event the Executive’s employment is terminated due to Disability, Retirement or death, and provided the Executive is not otherwise receiving substantially similar benefits from the Social Security Administration or another employer, Person or otherwise, the Employers shall provide, at their cost and for the remaining term of this Agreement, either coverage under the Employer’s existing life, health and medical insurance plans or policies for the Executive (other than in the case of death) and his spouse and legal dependents or under an arrangement provided through the Employer for such benefits, in either case at substantially similar levels and terms of coverage and benefits as the Employers provide at such time for their then existing Executive Officers.

e)
The Executive’s Base Salary, compensation, benefits and business expenses shall be paid by and allocated between the Company and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

f)
During the term of this Agreement, the Employers shall provide office space and administrative support suitable to the Executive’s position and in accordance with the policies of the Employers in effect from time to time.

g)
During the term of this Agreement, the Employers shall provide to the Executive an automobile allowance of $7,500 per year, which may be increased from time to time in such amounts as may be determined by the Board of Directors (or a committee thereof) of the Employers, with the input of the Chief Executive Officer of the Employers,.

h)
During the term of this Agreement, the Employers shall provide to the Executive, at the Employer’s cost, all perquisites which all other Executive Officers are generally entitled to receive; provided, however, that the Executive understands and agrees that the Chief Executive Officer of the Company may receive perquisites that are different from those provided to the Executive or other Executive Officers.

5)
Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, travel expenses and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations and requirements as may be established by law or by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Any such reimbursement of expenses provided in this Section 5 shall be made no later than December 31st of the year following the year in which the expense was incurred.

6)	Termination.

a)
The Employers shall have the right at any time, upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination with or without Cause or upon a Disability.  In addition, the Employers may elect not to extend the term of this Agreement upon providing the Executive with written notice in accordance with Section 2(b).  The Executive shall have the right at any time, upon prior Notice of Termination, to terminate his employment hereunder for any reason, including without limitation with or without Good Reason or upon Retirement.

b)
In the event that (i) the Executive’s employment hereunder is terminated by the Employers for Cause or upon the election of the Employers not to extend the term of this Agreement, or (ii) the Executive terminates his employment hereunder without Good Reason, the Executive shall in each such case have no right pursuant to this Agreement to any severance payments, compensation, insurance or other benefits (except pursuant to COBRA) for any period after the applicable Date of Termination.

c)
In the event that the Executive’s employment hereunder is terminated as a result of a Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive (and his spouse and legal dependents in the case of death) shall have no right pursuant to this Agreement to severance payments, compensation, insurance or other benefits (except pursuant to COBRA) for any period after the applicable Date of Termination, except as provided for in Section 3(d) hereof.

d)
In the event that (i) the Executive’s employment hereunder is terminated by the Employers without Cause or (ii) the Executive’s employment hereunder is terminated by the Executive (A) due to a material breach of this Agreement by either of the Employers, which breach has not been cured within thirty (30) days after a written notice of non-compliance has been given by the Executive to the Employers, or (B) for Good Reason, which has not been cured in accordance with Section 1(h) hereof, then the Employers shall so long as the Executive does not breach this Agreement following the Date of Termination:

i)
Subject to the limitations in Code Section 409A and the rules and regulations thereunder and the other provisions of this Agreement, pay (in such proportion as the Employers shall determine) to the Executive an aggregate cash severance amount equal to one and one-half (1.5) times the Executive’s Average Annual Compensation in two (2) equal installments (without interest), with the first installment to be paid on the first business day of the month following the Executive’s Date of Termination and the second installment to be paid on the first anniversary of the Date of Termination; and

ii)
Maintain and provide, at the sole cost and expense of the Employers, for a period ending at the earlier of (A) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (B) the date of the Executive’s employment by or affiliation with another employer, consultant or Person (provided that the Executive is entitled under the terms of such employment or affiliation to benefits substantially similar to those described in this subparagraph, at the same or lesser cost to the Executive as under the applicable Employer’s plans, programs and arrangements on the Date of Termination), the

Executive’s continued participation in all group life insurance, health, medical and accident insurance, disability insurance and other welfare benefit plans, programs and arrangements offered by the applicable Employer in which the Executive was entitled to participate immediately prior to the Date of Termination (but excluding (y) incentive compensation, pension or other retirement, profit sharing, equity based compensation, incentive compensation, employee stock ownership and other similar benefits, plans, programs or arrangements of the applicable Employer, and (z) perquisites), provided that in the event that the Executive’s participation in any such plan, program or arrangement of the Employers following his Date of Termination as provided in this subparagraph is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

e)
If at the time of the Executive’s Separation from Service, for any reason other than death, the Executive meets the definition of a Specified Employee, payment of all amounts under Sections 6(d)(i) and 6(d)(ii) shall be suspended for six months following the Executive’s Separation from Service.  In such event, the first installment shall be paid on the first day following the end of the six-month suspension period.  The second installment shall be paid no later than January 15th of the calendar year following the year in which the first installment was paid.  If the Executive incurs a Separation from Service due to death, regardless of whether the Executive meets the definition of a Specified Employee, the six-month suspension period shall not apply to the provision of any group insurance, life insurance, health and accident insurance or disability insurance under Section 6(d)(ii).

f)
Upon any termination of the Executive’s employment hereunder, the Executive covenants and agrees (i) to return to the Employers on his Date of Termination, at the Bank’s headquarters, all confidential information or materials that are still in the Executive’s possession or control on his Date of Termination or the location of which the Executive knows (including, but not limited to, any confidential information and materials contained on the Executive’s personal digital assistant, BlackBerry, mobile telephone or personal or home computer), and (ii) to return to the Employers on his Date of Termination, at the Bank’s headquarters, all vehicles, equipment, computers, personal digital assistants, BlackBerrys, mobile telephones, credit cards, keys, access cards, passwords and other property owned or provided by the Company or the Bank that are still in the Executive’s possession or control on his Date of Termination or the location of which the Executive knows, and to cease using any of the foregoing on and after his Date of Termination.

g)
The Executive shall not be entitled to receive any severance payment under this Agreement unless he shall have executed (and not subsequently rescinded or revoked) a release substantially similar to the release attached to this Agreement as Exhibit A.  In addition, if the Executive breaches any provision of this Agreement following his Date of Termination, then the obligation of the Employers to make any severance payments or provide any benefits to the Executive (or, if applicable, his spouse or legal dependents) under this Agreement shall terminate immediately without reinstatement of any obligation of the Employers to pay or provide benefits, or to resume paying or providing benefits following any cure, to the Executive hereunder.  Notwithstanding any such termination of the Employers’ obligation to pay or provide benefits, (i) the covenants and agreements set forth in Sections 3 and 24 hereof shall continue in full force and effect and be binding upon the Executive, and (ii) the Employers shall be entitled to the remedies specified in Section 26 hereof, among others.

h)
The Executive understands and agrees that the severance payment provided under this Agreement is in lieu of any severance benefits that may otherwise be payable to the Executive under any severance pay policies or practices of the Company or the Bank, and the Executive hereby waives, and shall not be entitled to, any payments or benefits under any such severance pay policies or practices.

7)
Reduction of Payments Under Certain Circumstances.  Notwithstanding any other provision of this Agreement, in the event any payment or amount of money or other benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (all such payments and benefits, including any severance payments and benefits, being hereinafter called “Total Payments”) would not be deductible for federal income tax purposes (in whole or part) by either or both of the Employers, a subsidiary or affiliate of the Employers or a Person making such payment or providing such benefit, due to the application of Code Section 280G, then the Total Payments shall be reduced to the highest amount that avoids the application of Code Section 280G; provided, however, that such reduction shall only be imposed if the Executive would receive, on an after-tax basis, a greater amount of Total Payments than he would have received had the reduction not been imposed.  In calculating the Total Payments to be received by the Executive, all applicable federal, state and local employment taxes, income taxes and the excise tax imposed by Code Section 4999 (all computed at the highest applicable marginal tax rates) shall be taken into account.  Any reduction in the Total Payments required by this Section 7 shall first come from any cash severance payments (if necessary, by reducing such payments to zero), and all other forms of severance benefits shall thereafter be reduced (if necessary, to zero); provided, however, that the Executive may elect to have any noncash severance payments reduced (or eliminated) prior to any reduction in cash severance payments.

8)	Mitigation; Exclusivity of Benefits.

a)
The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise so long as the Executive has not breached this Agreement.  In the event of any breach of this Agreement by the Executive following the Date of Termination, the Executive shall immediately repay to the Employers all severance payments paid to him under Section 6, plus interest at the rate of 10% per annum from the date of such breach until all such severance payments and other amounts have been repaid in full to the Company, plus the Company’s reasonable attorneys fees and expenses in collecting such amounts.

b)
The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9)	Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to taxes and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

10)
Assignability.  The Employers may, without the consent of the Executive, assign this Agreement and their rights and obligations hereunder in whole, but not in part, to (a) any corporation, bank or other Person in connection with any Change in Control if in any such case such corporation, bank or other Person shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, or (b) any subsidiary or affiliate of the Employers; but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11)
Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice or other communication by regular (not certified or registered) United States Mail, first class postage pre-paid, as follows:

a)	To the Company: CFS Bancorp, Inc.
        Attention: Chairman of the Board
707 Ridge Road
Munster, Indiana  46321
Facsimile: (219) 836-2950

b)	To the Bank: Citizens Financial Bank
        Attention: Chairman of the Board
707 Ridge Road
Munster, Indiana  46321
Facsimile: (219) 836-2950

c)	To the Executive: Jerry A. Weberling
(at the address of the Executive reflected on the Company’s employment records)
Facsimile: (219) 836-2950

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith.  The Executive shall promptly provide any changes to his address, telephone number and facsimile number to the Employers.

All such notices and other communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page if such fax also is confirmed by regular (not certified or registered) United States mail.

12)	Amendment; Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its or his rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

13)
Governing Law; Venue.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Indiana.  Any claim, demand or action relating to this Agreement shall be brought only in a state court located in Lake County, Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims, defenses or objections of lack of jurisdiction of or proper or preferred venue by such court.

14)
Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

15)	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16)
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect; provided, however, if any provision of Sections 3(b), 3(c), 3(d) and 3(e) of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration, geographic restriction or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration, geographic restriction or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced or limited form.

The provisions of Section 1, Section 3, other than Section 3(a), and Sections 7-26, inclusive, shall survive any termination during the term of this Agreement of the Executive’s employment with the Employers.

17)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

18)
Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall be applicable only to the Bank and the Executive and only to the extent that they are required to be included in agreements relating to employment agreements between a savings association and its employees pursuant to applicable law or regulation, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 6 hereof.  In addition, in the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease and the Executive shall not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

(a)
Any payments made by the Bank to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359;

(b)
If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended;

(c)
If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected;

(d)
If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected; and

(e)
All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary) (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)), or (ii) by the Director of the OTS, or his/her designee, at the time the Director, or his/her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition.  Notwithstanding the foregoing, vested rights of the Executive and the Bank as of the date of termination shall not be affected.

19)
Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all reasonable attorneys fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, employee benefits and any compensation and benefits due but not otherwise paid to the Executive under this Agreement.

20)
Indemnification.  The Company and/or the Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) in accordance with and to the fullest extent permitted under Indiana law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company and/or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities).  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and reasonable attorneys’ fees and the cost of reasonable settlements.

21)
Entire Agreement.  This Agreement embodies the entire agreement between and among the Company, the Bank and the Executive with respect to the matters agreed to herein.  Effective as of the date hereof, all prior agreements between the Company and the Executive with respect to the matters agreed to herein (including, but not limited to, the offer letter dated May 25, 2010 between the Company and the Executive and the Change in Control Agreement dated June 3, 2010 by and among the Company, the Bank and the Executive) shall have no force or effect, are hereby terminated and are hereby superseded by this Agreement.

22)
Construction.  This Agreement shall be deemed to have been drafted by all of the parties hereto.  This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.  The Executive understands and agrees that he has not received any advice, counsel or recommendation from any director, officer or employee of, or any attorney or representative for, the Company or the Bank.

23)	Recitals. The recitals or “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.

24)
Non-disparagement.  During the Executive’s employment with the Company and following any termination of the Executive’s employment with the Employers, the Executive shall not publicly disparage or make or publish any negative statements or comments about either of the Employers or their subsidiaries or affiliates or any of their respective businesses, products, services, directors, officers or employees.  During the Executive’s employment with the Employers and following any termination of the Executive’s employment with the Employers, and subject to applicable law, no executive officer of the Employers or member of the Board of Directors or either Employer shall publicly disparage or make or publish any negative statements or comments about the Executive.

25)
Cooperation.  For a period of five years following any termination of the Executive’s employment with the Employers and upon the request of the Employers or any of their subsidiaries or affiliates, the Executive shall reasonably cooperate, assist and make himself available (for testimony or otherwise) at appropriate times and places as reasonably determined by the Employers or any of their subsidiaries or affiliates in connection with any claim, counterclaim, demand, action, suit, proceeding, discovery, examination, investigation or litigation by, against or affecting either of the Employers or any of their subsidiaries or affiliates.  In connection with the foregoing, the Company or the Bank (but not both) shall pay the Executive a fee of $1,000 for each day that the Employers or any of their subsidiaries or affiliates requests the Executive to cooperate, assist or make himself available, and shall also reimburse the

Executive for his reasonable out-of-pocket travel expenses that are approved in advance by the Chairman of the Board of either the Company or the Bank; provided, however, that the Employers shall not pay such daily fee or reimburse for such expenses in connection with any claim, counterclaim, demand, action, suit or proceeding relating to this Agreement.

26)
Certain Remedies.  The Executive agrees that the Employers will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 3 or 24.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 3 or 24, in addition to all other remedies to which the Employers are entitled at law, in equity or otherwise, the Employers shall be entitled to a temporary restraining order, a preliminary or permanent injunction and/or a decree of specific performance of any provision of Section 3 or 24.  The parties agree that a bond posted by either of the Employers in the amount of One Thousand Dollars ($1,000) shall be adequate and appropriate in connection with such restraining order or injunction and that actual damages need not be proved by the Employers prior to being entitled to obtain such restraining order, injunction or specific performance.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Employers for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to the Employers at law, in equity or otherwise.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, this Agreement has been entered into, executed and delivered as of the date first above written.

                                                                             /s/ Jerry A. Weberling
  Jerry A. Weberling

Attest:                                                                                                      CFS BANCORP, INC.

By: /s/ Monica F. Sullivan                                                                          By: /s/ Daryl D. Pomranke
      Monica F. Sullivan                                                                                    Daryl D. Pomranke
      Vice President and Secretary                                                                    President and Chief Operating Officer

Attest:                                                                                                      CITIZENS FINANCIAL BANK

By: /s/ Monica F. Sullivan                                                                          By: /s/ Daryl D. Pomranke
      Monica F. Sullivan                                                                                    Daryl D. Pomranke
      Vice President and Secretary                                                                    President and Chief Operating Officer

EXHIBIT A

Release of Claims

1.           In consideration of the execution by CFS Bancorp, Inc. (the “Company”) and Citizens Financial Bank (the “Bank”) of that certain Employment Agreement (the “Agreement”) dated February __, 2011 by and among the Company, the Bank and the undersigned, Jerry A. Weberling (the “Executive”), and for other good and valuable consideration, the Executive hereby irrevocably, unconditionally, and forever releases, waives, discharges and covenants not to sue or make any claim against the Company, the Bank, each of their subsidiaries and affiliates, the Company’s and the Bank’s respective predecessors and successors, their respective former, present and/or future shareholders, members, owners, directors, officers, employees, managers, fiduciaries, administrators, insurers, attorneys, representatives and agents, and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”) for or from any and all complaints, claims, demands, liabilities, obligations, actions, rights of actions and proceedings of any nature whatsoever (including, but not limited to, claims for damages, attorneys fees, interest and costs), whether administrative or judicial, known or unknown, suspected or unsuspected, matured or unmatured, or otherwise, that exist as of (or existed prior to) the date that the Executive signs this Release.  Without limiting the generality of the foregoing, the Executive understands and agrees that this Release includes and constitutes a complete waiver and release by the Executive in all capacities (including, but not limited to, as a shareholder, officer, employee, individual or otherwise), and by his heirs, executors, administrators, representatives, and assigns, of any and all possible claims against each of the Released Parties based upon, arising out of or in any manner related to any salary, commission, bonuses (discretionary or otherwise) and other compensation from the Company, the Bank or any of their subsidiaries or affiliates; any plan, policy, program or promise of compensation from any of the Released Parties; any award of stock options, restricted stock or other equity-based or incentive compensation from the Company or the Bank; the Executive’s employment with or termination of employment by the Company and/or the Bank; wrongful termination or discharge; breach of contract; breach of good faith or fair dealing; infliction of emotional distress; and discrimination based on age, race, sex, religion, national origin, disability, veterans status, sexual orientation, gender identity, or any other claim of employment discrimination, including, but not limited to, claims arising under the following laws and amendments thereto, if any:  the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974; any other federal or state employment law; any federal or state wage and hour laws, and all other similar federal, state or local laws, statutes, rules or regulations; and, in addition, all other tort or contract claims and other theories of recovery.  Notwithstanding the foregoing, this Release does not affect, release or waive any of the Executive’s claims for severance payments under the Agreement or claims for benefits or payments under any employee benefit plan of the Company or the Bank in accordance with the provisions of any such plan.

2.           This Release shall be construed as broadly and comprehensively as applicable law permits; provided, however, that this Release shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including but not limited to any right to file a charge or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission.  Notwithstanding the foregoing, the Executive waives any right to recover monetary remedies in his own behalf in any such investigation or proceeding.

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3.           The Executive acknowledges that the Company and the Bank have advised him to consult with an attorney of the Executive’s own choice prior to signing this Release and that he has had ample time and adequate opportunity to discuss thoroughly all aspects of this Release with his attorney.

4.           In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Company and the Bank have advised him that he has a period of twenty-one (21) days to review and consider this Release.  The Executive understands that he may use as much or all of the twenty-one (21) day period as the Executive desires prior to signing this Release.  Upon execution of this Release, the Executive waives any remaining portion of the twenty-one (21) day review period.

5.           In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Company and the Bank have advised him that he may revoke this Release within seven (7) days after signing it.

ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY AND THE BANK AT THE FOLLOWING ADDRESS NOT LATER THAN 5:00 P.M. (MUNSTER, INDIANA TIME) ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE:
CFS Bancorp, Inc. and Citizens Financial Bank
Attn:  Chief Executive Officer
707 Ridge Road
Munster, Indiana 46321

6.           All provisions of this Release are severable from one another.  In case any one or more of the provisions (or any portion thereof) contained in this Release shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Release, but this Release shall be construed as if such invalid, illegal, or unenforceable provision or provisions (or portion thereof) had never been contained herein.  This Release shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles, or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.  This Release may not be assigned, terminated or amended without the prior written consent of the Company and the Bank (by their respective Chief Executive Officers).  This Release may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same document.
IN WITNESS WHEREOF, the undersigned has executed this Release of Claims as of the date indicated below.

____________________________________
 Jerry A. Weberling

____________________________________
 (Date)

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